AGREEMENT FOR USE OF INTERACTIVE FRONTIERS, INC. TECHNOLOGY
                            AND INTERNET GOLF ACADEMY

         THIS AGREEMENT IS MADE AS OF THE 28TH day of July 2000, between Data Systems Network Corporation, a Michigan Corporation, doing business at 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 (DSNC) and Interactive Frontiers, Inc., a Michigan Corporation, doing business at 38777 West Six Mile Road, Suite 311, Livonia, Michigan 48152 (IF).

         Whereby IF is allowing DSNC to use IF's technology and to participate in the Internet Golf Academy. DSNC will be entitled to use IF's technology in all of their promotional events. IF will place its software on DSNC's site, which will allow DSNC's customers to view their golf lesson and associated golf swings on an unlimited basis. DSNC will be allowed to place the DSNC Company logo on IF's Internet site with a link to DSNC's site.

         The effective date of this agreement will be August 1, 2000. The duration will be for six (6) months, with a renewal of six (6) months upon the election of DSNC (or its successors).

         The fee to be paid to IF for the six-month period beginning August 1, 2000 is $126,000. DSNC will also be responsible for any related expenses, such as, shipment of the equipment, cost of golf professional to analyze golf swings, booth space for the equipment and any other expenses related to having the equipment available at a promotional event.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Interactive Frontiers, Inc.           Data Systems Network Corporation

By:_____________________              By:____________________________

Name: Michael W. Grieves              Name: Michael Jansen

Title: Non-Executive Chairman         Title: Chief Financial Officer
of the Board